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Exhibit 3.(i)1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF TECHWELL, INC.

        The undersigned, Fumihiro Kozato and Robert D. Cochran, hereby certify that:

        ONE: They are the duly appointed and acting President and Secretary, respectively, of this corporation.

        TWO: The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:

"ARTICLE I

        The name of this corporation is Techwell, Inc.

ARTICLE II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

        A.    Authorized Stock.    The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The number of shares of Common Stock authorized to be issued is twenty-five million (25,000,000) shares, having no par value. The number of shares of Preferred Stock authorized to be issued is twelve million seven hundred eighty-seven thousand one hundred eighteen (12,787,118) shares, having no par value, 3,004,219 shares of which are designated as Series A Preferred Stock (the "Series A Preferred"), 2,457,980 shares of which are designated Series B Preferred Stock (the "Series B Preferred"), 1,279,465 shares of which are designated Series C Preferred Stock (the "Series C Preferred"), 1,500,000 shares of which are designated Series D Preferred Stock (the "Series D Preferred"), 2,400,000 shares of which are designated Series E Preferred Stock (the "Series E Preferred"), 1,600,000 shares of which are designated Series E-1 Preferred Stock (the "Series E-1 Preferred") and 545,454 shares of which are designated Series F Preferred Stock (the "Series F Preferred").

        B.    Preferred Stock.    The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as follows:

                1.     Dividend Provisions.

                        (a)   The holders of shares of Series E Preferred and Series F Preferred shall be entitled to receive dividends, pari passu to each other, at a rate of (i) $0.30 per share of Series E Preferred per annum (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) and (ii) $0.33 per share of Series F Preferred per annum (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), each payable out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be noncumulative. No dividends (other than those payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation) shall be payable on any Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E-1 Preferred or Common Stock of the corporation during any fiscal year of the corporation until dividends in the amount specified above per share (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) on the Series E Preferred and Series F Preferred shall have been paid or declared and set apart during that fiscal year.

                        (b)   After the holders of the Series E Preferred and Series F Preferred have received their dividend preference as set forth in subsection 1(a) above, the holders of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E-1 Preferred shall be entitled to receive dividends, pari passu to each other, at a rate of (i) $0.03 per share of Series A Preferred per annum (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), (ii) $0.09 per share of Series B Preferred per annum (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), (iii) $0.27 per share of Series C Preferred per annum (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), (iv) $0.30 per share of Series D Preferred per annum (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) and (v) $0.30 per share of Series E-1 Preferred per annum (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), each payable out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be noncumulative. No dividends (other than those payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation) shall be payable on any Common Stock of the corporation during any fiscal year of the corporation until dividends in the amount specified above per share (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) on the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E-1 Preferred shall have been paid or declared and set apart during that fiscal year. No dividend shall be paid on or declared and set apart for the shares of any series of Preferred Stock set forth in this subsection (b) for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid on or declared and set apart for the shares of all other such series of Preferred Stock entitled to dividends pursuant to this subsection (b).

                        (c)   After the holders of the Preferred Stock have received their dividend preferences as set forth in subsection 1(a) and subsection 1(b) above, any dividends declared by the

Board of Directors out of funds legally available therefor shall be shared equally among all outstanding shares of Common Stock and Preferred Stock on an as-converted basis.

                2.     Liquidation Preference.    In the event of any Liquidation Event (as defined below), distributions to the shareholders of the corporation shall be made in the following manner:

                        (a)   The holders of Series E Preferred and Series F Preferred shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of the proceeds of such Liquidation Event or any assets of this corporation (collectively, the "Proceeds") to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E-1 Preferred or Common Stock by reason of their ownership thereof, the amount of (i) $5.00 per share of Series E Preferred then held by them (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), plus all declared but unpaid dividends on each share of Series E Preferred (the "Series E Liquidation Preference") then held by them and (ii) $5.50 per share of Series F Preferred then held by them (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), plus all declared but unpaid dividends on each share of Series F Preferred (the "Series F Liquidation Preference") then held by them. If, upon the occurrence of such an event, the Proceeds thus distributed among the holders of the Series E Preferred and Series F Preferred shall be insufficient to permit the payment to such holders of the full Series E and Series F Liquidation Preference, then the Proceeds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series E Preferred and Series F Preferred in proportion to the preferential amount each such holder is entitled to receive.

                        (b)   Upon the completion of the distribution required by section 2(a) above, if assets of the corporation remain available for distribution, the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E-1 Preferred shall be entitled to receive, pari passu to each other and prior and in preference to any distribution of the Proceeds to the holders of Common Stock by reason of their ownership thereof, out of the remaining Proceeds available thereof, the amount of (i) $0.50 per share of Series A Preferred then held by them (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), plus all declared but unpaid dividends on each share of Series A Preferred (the "Series A Liquidation Preference") then held by them, (ii) $1.50 per share of Series B Preferred then held by them (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), plus all declared but unpaid dividends on each share of Series B Preferred (the "Series B Liquidation Preference") then held by them, (iii) $4.50 per share of Series C Preferred then held by them (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), plus all declared but unpaid dividends on each share of Series C Preferred (the "Series C Liquidation Preference") then held by them, (iv) $5.00 per share of Series D Preferred then held by them (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), plus all declared but unpaid dividends on each share of Series D Preferred (the "Series D Liquidation Preference") then held by them, and (v) $5.00 per share of Series E-1 Preferred then held by them (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like), plus all declared but unpaid dividends on each share of Series E-1 Preferred (the "Series E-1 Liquidation Preference") then held by them. If, upon the occurrence of such an event, the remaining Proceeds of the corporation thus distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D

Preferred and Series E-1 Preferred shall be insufficient to permit the payment to such holders of the full Series A, Series B, Series C, Series D and Series E-l Liquidation Preference, then the entire remaining Proceeds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E-1 Preferred in proportion to the preferential amount each such holder is entitled to receive.

                        (c)   After the distributions described in subsection 2(a) and subsection 2(b) above have been paid in full, the remaining Proceeds of the corporation available for distribution to shareholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).

                        (d)   For purposes of this Section 2, a "Liquidation Event" shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this corporation's assets, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation's securities), of this corporation's securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation's securities immediately prior to such transaction.

                        (e)   In any Liquidation Event, if Proceeds received by this corporation or its shareholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                                (i)    Securities not subject to investment letter or other similar restrictions on free marketability:

                                        (A)   If traded on a securities exchange or the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing of the Liquidation Event;

                                        (B)   If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of the Liquidation Event; and

                                        (C)   If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the corporation and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of Preferred Stock.

                                (ii)   The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined in good faith by the corporation and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of Preferred Stock.

                                (iii)  The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superceded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

                        (f)    In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

                                (i)    cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

                                (ii)   cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(g) hereof.

                        (g)   This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the California Corporations Code such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

                3.     Conversion.    The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                        (a)   Right to Convert.

                                (i)    Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.50 (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) for each share of Series A Preferred by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series A Preferred shall be $0.50 per share (the "Series A Conversion Price"). Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.50 (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) for each share of Series B Preferred by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series B Preferred shall be $1.50 per share (the "Series B Conversion Price"). Each share of Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such Series C Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.50 (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) for each share of Series C Preferred by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series C Preferred shall be $4.50 per share (the "Series C Conversion Price"). Each share of Series D Preferred shall be convertible, at the option of the holder thereof, at anytime after the date of issuance of such share, at the office of this corporation or any transfer agent for such Series D Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.00 (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) for each share of Series D Preferred by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series D Preferred shall, be $5.00 per share (the "Series D Conversion Price"). Each share of Series E Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such Series E Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.00 (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) for each share of Series E Preferred by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series E Preferred shall be $5.00 per share (the "Series E Conversion Price"). Each share of Series E-1 Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such Series E-1 Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.00 (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) for each share of Series E-1 Preferred by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series E-1 Preferred shall be $5.00 per share (the "Series E-1 Conversion Price"). Each share of Series F Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such Series F Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.50 (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) for each share of Series F Preferred by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series F Preferred shall be $5.50 per share (the "Series F Conversion Price"). The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series E-1 Conversion Price and the Series F Conversion Price shall be subject to adjustment as set forth in subsection 3(c).

                                (ii)   (A) Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price in effect for such series of Preferred Stock immediately upon the earlier of (1) the consummation of this corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which results in aggregate gross cash proceeds to this corporation in excess of $20,000,000 and the public offering price of which is not less than $8.00 per share (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) or (2) the date specified by written consent or agreement of the holders of a majority of the then outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred (voting together as a single class and not as separate series, and on an as-converted basis).

                                        (B)   Each share of Series E Preferred, Series E-1 Preferred and Series F Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price in effect for such series of Preferred Stock immediately upon the earlier of (1) the consummation of this corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act, which results in aggregate gross cash proceeds to this corporation in excess of $50,000,000 and the public offering price of which, is not less than $10.00 per share (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like) or (2) the date specified by written consent or agreement of the holders of a majority of the then outstanding Series E Preferred, Series E-1 Preferred and the Series F Preferred (voting together as a single class and not as separate series, and on an as-converted basis).

                        (b)   Mechanics of Conversion.    Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                        (c)   Conversion Price Adjustments of Preferred Stock.    The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

                                (i)    (A) If the corporation, at any time or from time to time after the date of the first issuance of shares of Series F Preferred (the "Purchase Date"), shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then and in such event, the Conversion Price for such series in effect immediately prior to each such issuance shall forwith (except as otherwise provided in this clause (i) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock Outstanding plus the number of such shares of Additional Stock so issued. For the purposes of this subsection 3(c)(i)(A), the number of shares of "Common Stock Outstanding" immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all convertible securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, convertible securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the applicable Conversion Price, as the case may be, (or other conversion ratios) resulting from the issuance of the Additional Stock causing the adjustment in question. Immediately after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

                                        (B)   No adjustment of the Conversion Price for any series of the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                        (C)   In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                        (D)   In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                                        (E)   In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for determining the number of shares of Additional Stock issued and the consideration paid thereof:

                                                 1.     The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                                 2.     The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)).

                                                 3.     In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                                 4.     Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

                                                 5.     The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(c)(i)(E)(l) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(c)(i)(E)(3) or (4).

                                (ii)   "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by the corporation on or after the Purchase Date other than shares of Common Stock issued or issuable:

                                        (A)   pursuant to a transaction described in subsection 3(c)(iii) hereof;

                                        (B)   to employees, consultants, directors or other service providers of this corporation for the primary purpose of soliciting or retaining their services pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation,

                                        (C)   to banks, equipment lessors or landlords, provided such issuances are for other than equity financing purposes and approved by the Board of Directors,

                                        (D)   for which adjustment of the Conversion Price is made pursuant to the provisions of Section 3 other than subsection 3(c)(i),

                                        (E)   upon conversion of the Preferred Stock outstanding on the Purchase Date, or

                                        (F)   (i) in a bona fide, firmly underwritten public offering of shares of Common Stock before or in connection with which all outstanding shares of Preferred Stock are converted to Common Stock, or (ii) upon exercise of warrants or rights granted to underwriters in connection with such a public offering, which warrants or rights are unanimously approved by the Board of Directors.

                                (iii)  In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(c)(i)(E).

                                (iv)  If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                        (d)   Other Distributions.    In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                        (e)   Recapitalizations.    If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Sections 2 or 3) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                        (f)    No Impairment.    The corporation will not, without the appropriate vote of the shareholders under the California Corporations Code or, if required by its terms, Section 5 of this Article III(B), by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                        (g)   No Fractional Shares and Certificate as to Adjustments.

                                (i)    No fractional shares shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued upon conversion shall be rounded down to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of some or all of the Preferred Stock owned by such holder, the corporation shall pay cash equal to such fraction multiplied by the fair value thereof as determined in good faith by the Board of Directors.

                                (ii)   Upon the occurrence of each adjustment or readjustment of any Conversion Price of Preferred Stock pursuant to this Section 3, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

                        (h)   Notices of Record Date.    In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                        (i)    Reservation of Stock Issuable Upon Conversion.    The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                        (j)    Notices.    Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be sent by airmail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation, and shall be deemed given ten (10) days after deposit.

                4.     Voting Rights.

                        (a)   Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except with respect to the election of directors, as otherwise expressly provided herein or as required by law, voting together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote), and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the corporation.

                        (b)   The Board of Directors shall consist of five (5) directors. The holders of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series F Preferred, voting together as a single class on an as-converted basis, shall be entitled to elect three (3) directors. The holders of Series E Preferred and Series E-1 Preferred, voting together as a single class on an as-converted basis, shall be entitled to elect one (1) director. The holders of the Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one (1) director.

                        (c)   In the case of any vacancy in the office of a director occurring among the directors, the remaining directors may, by affirmative vote of a majority thereof (or the remaining director if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of the shares entitled to elect such director, as the case maybe, in accordance with California Corporations Code § 305) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected pursuant to Section 4(b) above or any director so elected as provided in this Section 4(c), may be removed during the aforesaid term of office, whether with or without cause, by the affirmative vote of the holders of the shares entitled to elect such director pursuant to Section 4(b) above, as the case may be, in accordance with California Corporations Code § 303 and § 304.

                5.     Protective Provisions.

                        (a)   So long as shares of Preferred Stock are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted basis:

                                (i)    amend or repeal any provision of, or add any provision to, the corporation's Articles of Incorporation or Bylaws if such action would adversely alter or change the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

                                (ii)   authorize or issue any new security (whether equity, convertible debt or a unit of debt and equity securities or any other security convertible into or exercisable for any such security) having any preference or priority as to dividends, assets or voting superior to or on a parity with any such preference or priority of the Preferred Stock;

                                (iii)  reclassify any shares of Common Stock or any other shares of the corporation into shares having any preference or priority as to dividends, assets or voting superior to or on a parity with any such preference or priority of the Preferred Stock;

                                (iv)  consummate a Liquidation Event or any acquisition of or by this corporation, including, without limitation, a merger or consolidation of this corporation with one or more other entities or the acquisition of all or substantially all the assets of any other entity;

                                (v)   redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such, shares upon the occurrence of certain events, such as the termination of employment or service or the purchase, after the effective date of the filing of these amended and restated articles of incorporation and prior to June 15, 2005 (the "Repurchase Program Window"), of up to $3,000,000 of Preferred Stock outstanding as of the date hereof for a purchase price of not more than $5.00 per share (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like after the date hereof), provided that such purchases are approved by the Board of Directors;

                                (vi)  increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or Common Stock, or any series thereof, or

                                (vii) change the authorized number of directors of this corporation.

                        (b)   So long as shares of Series E Preferred are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred:

                                (i)    authorize or issue, or obligate itself to issue, any security (whether equity, convertible debt or a unit of debt and equity securities or any other security convertible into or exercisable for any such security) (i) having a preference over, or being on a parity with, the Series E Preferred Stock with respect to dividends, liquidation, or redemption or (ii) having a preference over the Series E Preferred Stock with respect to voting; or

                                (ii)   consummate a Liquidation Event where each then outstanding share of Series E Preferred receives gross proceeds pursuant to the Articles of Incorporation of the corporation in an amount less than $10.00 per share (adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and the like).

                        (c)   So long as shares of Series F Preferred are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series F Preferred, amend any provision of the corporation's Articles of Incorporation if such action would adversely affect the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of, the Series F Preferred in a different manner than other series of Preferred Stock.

                6.     Status of Converted Stock.    In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof (or repurchased pursuant to a repurchase described in the second sentence of Section 7 hereof), the shares so converted (or repurchased) shall be canceled and shall not be issuable by the corporation, and the Articles of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

                7.     Repurchase of Shares.    In connection with repurchases by the corporation of its Common Stock pursuant to its agreements with certain of the holders thereof providing for such repurchases in the event of the termination of the status of such holder as an employee, director or consultant to the corporation, each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502 and 503 of the California General Corporation Law, to distributions made by the corporation with respect to such repurchases. Each holder of Series E Preferred Stock or Series F Preferred Stock agrees that Sections 502 and 503 of the California General Corporation Law shall not apply to any repurchases by this corporation of shares of its Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E-1 Preferred Stock that occurs during the Repurchase Program Window, has been approved by the Board of Directors and involves a repurchase price not in excess of $5.00 per share (adjusted for stock splits, stock dividends, combinations, recapitalizations and the like, if any, occurring between the Purchase Date and the repurchase date).

        C.    Common Stock.

                1.     Dividend Rights.    Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                2.     Liquidation Rights.    Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Article III(B) hereof.

                3.     Redemption.    The Common Stock is not redeemable.

                4.     Voting Rights.    The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE IV

        A.    Limitation of Directors Liability.    The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        B.    Indemnification of Corporate Agents.    The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.

        C.    Repeal or Modification.    Any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification."

*              *              *

        THREE: The foregoing amendment and restatement has been approved by the Board of Directors of the corporation.

        FOUR: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares entitled to vote with respect to the foregoing amendment and restatement was 3,778,225 shares of Common Stock and 12,231,664 shares of Preferred Stock (which number includes 3,004,219 shares of Series A Preferred, 2,457,980 shares of Series B Preferred, 1,269,465 shares of Series C Preferred, 1,500,000 shares of Series D Preferred, 2,400,000 shares of Series E Preferred and 1,600,000 shares of Series E-1 Preferred). The number of shares voting in favor of the foregoing amendment and restatement equaled or exceed the vote required, such required vote being a majority of the outstanding shares of Common Stock, voting as a separate class; a majority of the outstanding shares of Preferred Stock, voting as a separate class; a majority of the outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, voting together as a separate class; a majority of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E-1 Preferred, voting together as a separate class; a majority of the Series E Preferred and Series E-1 Preferred, voting together as a separate class; and a majority of the outstanding shares of Series E Preferred, voting as a separate series. The reduction in the total number of authorized shares of Series A Preferred, Series B Preferred and Series C Preferred Stock reflected in this amendment and restatement occurred automatically upon the reacquisition of 1,099,781 shares of Series A Preferred Stock, 679,684 shares of Series B Preferred Stock, and 220,535 shares of Series C Preferred Stock in accordance with Section 510(b)(3) of the California General Corporation Law, and to the extent of such reductions, this amendment did not require approval of the outstanding shares pursuant to Section 510(f) of the California General Corporation Law.

        The undersigned declare under penalty of perjury under the laws of the State of California that they have read the foregoing Certificate and that the matters set forth in the foregoing Certificate are true and correct of their own knowledge.

Executed at San Jose, California on March 9, 2005.

/s/ FUMIHIRO KOZATO Fumihiro Kozato, President
/s/ ROBERT D. COCHRAN Robert D. Cochran, Secretary

A0635415

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

TECHWELL, INC.

        FUMIHIRO KOZATO and ROBERT D. COCHRAN hereby certify that:

        1.     They are the President and Secretary, respectively, of TECHWELL, INC., a California corporation (the "Company").

        2.     Section 4(b) of Article III of the Articles of Incorporation of the Company is hereby amended to read in its entirety as follows:

                "(b)     The Board of Directors shall consist of six (6) directors. The holders of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series F Preferred, voting together as a single class on an as-converted basis, shall be entitled to elect three (3) directors. The holders of Series E Preferred and Series E-1 Preferred, voting together as a single class on an as-converted basis, shall be entitled to elect one (1) director. The holders of the Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect two (2) directors".

        3.     The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of this corporation.

        4.     The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the corporation's shareholders in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares entitled to vote with respect to the foregoing amendment and restatement was 4,273,526 shares of Common Stock and 12,777,118 shares of Preferred Stock (which number includes 3,004,219 shares of Series A Preferred, 2,457,980 shares of Series B Preferred, 1,269,465 shares of Series C Preferred, 1,500,000 shares of Series D Preferred, 2,400,000 shares of Series E Preferred, 1,600,000 shares of Series E-1 Preferred and 545,454 shares of Series F Preferred). The number of shares voting in favor of the foregoing amendment and restatement equaled or exceed the vote required, such required vote being a majority of the outstanding shares of Common Stock, voting as a separate class, a majority of the outstanding shares of Preferred Stock, voting as a separate class, and a majority of the outstanding shares of Series E and Series E-1 Preferred Stock, voting together as a separate series.

        The undersigned declare under penalty of perjury under the laws of the State of California that they have read the forgoing amendment of the Articles of Incorporation and that the matters set forth in the foregoing amendment of the Articles of Incorporation are true and correct of their own knowledge.

        Executed at San Jose, California on October 18, 2005.

/s/ FUMIHIRO KOZATO Fumihiro Kozato, President
/s/ ROBERT D. COCHRAN Robert D. Cochran, Secretary

QuickLinks

  Exhibit 3.(i)1
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF TECHWELL, INC.
CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF TECHWELL, INC.